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                                                                      EXHIBIT 21

SUBSIDIARIES OF ILTS

1.       ILTS Australia, Pty. Ltd.

         Suite 1a, Level 2
         802 Pacific Highway
         Gordon New South Wales 2072
         Australia

2.       ILTS UK LIMITED

         16 Kidmore Road
         Caversham Heights
         England

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